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                                                                      Exhibit 1

                        -- CIBER, INC. NEWS RELEASE --

For Immediate Release                           Contact:
                                                          Kara Kennedy
                                                          Shareholder Relations
                                                          303/220-0100

                        CIBER ANNOUNCES 2 FOR 1 SPLIT

     Englewood, Colorado -- March 4, 1998 -- CIBER, Inc. ("CIBER") (NYSE-CBR) announced today that it will split its common stock 2 for 1 based on a record date of March 18, 1998 and a payable date of March 31, 1998. Management expects that the Company's common stock will begin trading at the split-affected trading price on April 1, 1998.

     "There are several compelling reasons to split our stock at this point. Primarily, however, we want to further increase the public float of our stock, currently approximately 15 million shares. This will place approximately 15 million new shares in the public's hands and, as a result, more investors will be able to participate in greater quantities in our stock at more attractive investment prices," said Richard Montoni, CIBER's Chief Financial Officer.

     CIBER, Inc. is a nationwide provider of information technology consulting services. Through our 4,700 employees operating out of over 60 offices in over 20 states, plus our foreign operations, CIBER offers services to our clients in four principal areas: management consulting for "business/IT" problems, ERP implementation services, information technology consulting services (including Year 2000 conversions) and network design and integration consulting. CIBER's three wholly owned operating subsidiaries are Spectrum Technology Group, Inc., Business Information Technology, Inc. and CIBER Network Services, Inc.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.
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        CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO  80111
                             http://www.ciber.com